EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88581, Form S-8 No. 333-95029, Form S-8 No. 333-40204, Form S-8 No. 333-121188 and Form S-3 No. 333-111890) of Overseas Shipholding Group, Inc. of our reports dated February 23, 2006 with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. and subsidiaries, and Overseas Shipholding Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting of Overseas Shipholding Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

ERNST & YOUNG LLP

New York, New York

February 28, 2006